Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-159930, 333-156086, 333-132551, 333-146376, 333-177900 and 333-189262) on Form S-8 and on Form S-3 (Nos. 333-169253, 333-192898 and 333-193660) of EXCO Resources, Inc. (the “Company”) of the reference to Netherland, Sewell & Associates, Inc. and the inclusion of our reports dated January 9, 2014 and February 21, 2013 in the Annual Report on Form 10-K for the year ended December 31, 2013, of the Company and its subsidiaries, filed with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
February 26, 2014

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